EXHIBIT 99
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FOR IMMEDIATE RELEASE:                      FOR MORE INFORMATION CONTACT:

                                    Arlene France, Corporate Secretary, PR, IR
                                    (301) 540-5541


                 Microlog Corporation Announces Nasdaq Delisting

GERMANTOWN, MD, July 25, 2001--MICROLOG CORPORATION announced today that, in a letter dated July 23, 2001, the Nasdaq Listing Qualifications Panel notified the Company that its request for continued inclusion on The Nasdaq SmallCap Market pursuant to an exception to the bid price and net tangible asset/market capitalization/net income requirements had been denied and that the panel had determined to delist the Company's common stock from The Nasdaq SmallCap Market effective July 24, 2001. Nasdaq stated that the Company may appeal this decision in writing within 15 days of the notification, but the Company has determined that it will not file an appeal. The Company's common stock is now quoted and traded on the OTC Bulletin Board.

Microlog Corporation is an interactive communications software company that provides leading-edge Web-based customer interaction management products and services for businesses seeking to better serve their customers. Microlog offers uniQue, an integrated suite of products and services that blend with existing corporate applications and infrastructure to accomplish both automated response functions (IVR, e-mail, fax and Web), as well as intelligent interactions between customers and contact center agents. Interactions today include telephone, e-mail, voice mail, Web chat, Web callback, Web collaboration, Web bulletin board, voice over IP, Fax, and even scanned hardcopy mail. For additional information, call (301) 540-5500 or visit our Web site at www.mlog.com .
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